UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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APA CORPORATION

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APA CORPORATION

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Supplemental Information Regarding Item No. 12

Advisory Vote to Approve the Compensation of Our Named Executive Officers

[commencing on April 15, 2021, the form of email communication sent to certain shareholders with whom APA requested meetings prior to the 2021 annual shareholders’ meeting]

To: [Investor email address]

Subject: APA Corporation Annual Meeting

[Investor Contacts],

Our Board and management teams highly value investor feedback. We are reaching out to request a time to speak with your team in advance of our May 27th Annual Meeting and discuss our recently filed proxy statement (link HERE).

Our proposed agenda for the discussion includes:

•

An overview of APA’s executive compensation program and how its structure aligns with company strategy, including rationale for recent enhancements and consideration of shareholder feedback in the overall program structure

•

Executive pay decisions in light of COVID-19 and historic market volatility impacting the oil and gas industry, including modified annual incentive metrics and weightings, effective solely for the second half of 2020, to incentivize cost savings, increased liquidity, and adoption of our new operating model

•

Strategic actions taken by the Board in response to the COVID-19 pandemic and industry headwinds including an organizational redesign to reduce costs and improve efficiencies, and operational and financial adaptations to preserve cash flow and limit the impact of oil price changes on the business

•

Commitment to regular Board refreshment with the addition of Lamar McKay, former Chief Transition Officer and deputy Chief Executive Officer at BP, in February 2021 who brings critical international natural gas and oil experience to our Board

•

Heightened focus on sustainability, demonstrated by 20% of our 2021 annual incentive compensation plan for executive officers being tied to ESG and safety goals, and recent enhancements to more closely align our ESG disclosure with the TCFD framework

Our team is available for a call during the weeks of [May 17th and May 24th]. Please let us know what works best for your team and we will do our best to accommodate your schedules.

We look forward to connecting with you.

Regards,